NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. ANNOUNCES PRELIMINARY FOURTH-QUARTER RESULTS AND UPDATES GUIDANCE FOR FISCAL 2005

Expects Fiscal 2004 Fourth-Quarter EPS of $0.15 to $0.16, Versus Guidance of $0.13

Raises 2005 Full-Year Sales and Earnings Growth to Approximately 25 Percent

ST. LOUIS, Aug. 9, 2004 . . . . . LaBarge, Inc. (AMEX: LB) today announced preliminary results for its fiscal 2004 fourth quarter, ended June 27, 2004, and updated guidance for fiscal 2005. Net sales and earnings for both periods will exceed the Company's previously announced expectations.

Preliminary Fourth-Quarter Results

LaBarge announced it expects fiscal 2004 fourth-quarter net earnings of $0.15 to $0.16 per diluted share, compared with previous guidance of at least $0.13 per diluted share. Fourth-quarter net sales were $40.9 million versus the Company's previous forecast of approximately $40.0 million. Last year, for the same period, net sales were $29.7 million and net earnings per diluted share were $0.07.

Chief executive officer and president Craig LaBarge commented, "These initial fourth-quarter numbers demonstrate significant increases in LaBarge's 2004 financial results. For the 2004 full fiscal year, we expect to report revenues of $131.5 million and net earnings per diluted share of at least $0.43, compared with fiscal 2003's net sales of $102.9 million and net earnings of $0.15 per diluted share."

The Company attributed its better than anticipated results in the fourth quarter to favorable product mix and higher than usual gross margins during the quarter.

LaBarge will provide further financial details in its full earnings release, which it expects to announce before the market opens on Aug. 26, 2004. The Company will host a conference call at 11 a.m. EDT that day. The conference call will be webcast and interested parties may listen to a live audio broadcast and replay by accessing the Company's Web site at http://www.labarge.com and clicking on Investor Relations.

Updated Guidance for Fiscal 2005

LaBarge has also revised its guidance for the 2005 full fiscal year, ending July 3, 2005, indicating the Company expects revenues and earnings to increase by approximately 25 percent over the newly projected fiscal 2004 levels. Earlier guidance predicted net sales and earnings to increase by at least 20 percent from fiscal 2004.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site address is http://www.labarge.com.

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; the Company's ability to integrate recently acquired businesses; the outcome of litigation the Company may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

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